Exhibit 99.1

Tidelands Royalty Trust “B”

News Release

TIDELANDS ROYALTY TRUST “B”

ANNOUNCES NO QUARTERLY CASH DISTRIBUTION

DALLAS, Texas, December 18, 2017 – Southwest Bank, as Trustee of the Tidelands Royalty Trust “B” (OTC BB: TIRTZ) (“Tidelands”), today declared that there will be no quarterly cash distribution to the holders of its units of beneficial interest for the fourth quarter of 2017 that would have been due for a payment on January 12, 2018, to unitholders of record on December 29, 2017. Tidelands’ cash distribution history, current and prior year financial reports and tax information, a link to filings made with the Securities and Exchange Commission, and more can be found on its website at http://www.tirtz-tidelands.com/.

Like this quarter, there was no quarterly cash distribution to the holders of units of beneficial interest for the third quarter of 2017. As compared to the last quarter, there was an increase in the production of both oil and natural gas and a decrease in the price of oil, which was partially offset by an increase in the price of natural gas. Due to the timing of revenue receipts and the payment of expenses, the distributable income is not sufficient to have funds available for distribution to unitholders this quarter.

Tidelands’ distributions to unitholders are determined by royalties received up to the date the distribution amount is declared. In general, Tidelands receives royalties two months after oil production and three months after natural gas production.

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Contact:	Ron Hooper
Senior Vice President
Southwest Bank
Toll Free (855) 588-7839